Exhibit 99.1
Tilly’s, Inc. Announces Holiday Period Comp Store Net Sales
Updates Fiscal 2019 Fourth Quarter Outlook

Irvine, CA - January 13, 2020 - Tilly’s, Inc. (NYSE: TLYS, the “Company”) today announced comparable store net sales results for the nine-week period ended January 4, 2020 (the “holiday period”), and provided updates on its fiscal 2019 fourth quarter earnings outlook in advance of its attendance at the annual ICR Conference in Orlando, Florida on January 13-14, 2020.

“Following a strong Black Friday weekend and Cyber Monday, our business experienced an unexpected deceleration in net sales and store traffic during the second and third weeks of December, resulting in a disappointing 2019 holiday season overall,” commented Ed Thomas, President and Chief Executive Officer.

•	Total net sales of $143.9 million increased by 1.1% for the holiday period compared to $142.4 million for last year’s comparable nine-week holiday period ended January 5, 2019.

•	Comparable store net sales, including e-commerce, decreased by 2.0% for the holiday period compared to an increase of 5.8% for last year’s holiday period.

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Comparable store net sales in physical stores decreased by 2.7% for the holiday period compared to a decrease of 0.7% during last year’s holiday period. Net sales in physical stores represented approximately 80.5% of total net sales for the holiday period, consistent with last year's holiday period.

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E-commerce net sales increased by 1.0% for the holiday period compared to an increase of 42.8% during last year’s holiday period. E-commerce net sales represented approximately 19.5% of total net sales for the holiday period, consistent with last year's holiday period.

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The Company’s comparable store net sales results for the 2019 holiday period decreased in most of the Company’s major geographic markets, with the exception of New England, the Upper Midwest, and Arizona. Comparable store net sales were weakest in the Southeast, Florida and Nevada. In terms of merchandising, comparable store net sales of Girls and Womens were positive but this was more than offset by declines in all other merchandising departments, particularly Footwear and Accessories.

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Based on its operating results during the holiday period and historical trends, the Company now expects its fiscal 2019 fourth quarter comparable store net sales to decrease by 2% to 3% and earnings per diluted share to be approximately $0.18 to $0.20. This outlook assumes an effective tax rate of approximately 31%, including certain discrete items relating to stock option expirations, and weighted average diluted shares of approximately 29.9 million based on the latest available information.

The Company’s actual financial results for the fiscal 2019 fourth quarter and full fiscal year ending February 1, 2020, are subject to completion of the period, finalization of its normal quarter-end and year-end accounting procedures, and the audit of its fiscal 2019 financial statements. The Company currently expects to report its actual results for the fiscal 2019 fourth quarter and full fiscal year on or about March 12, 2020.

ICR Conference 2020
The Company will be presenting at the ICR Conference 2020 on Tuesday, January 14, 2020 at 11:30 a.m. Eastern Standard Time. The audio portion of the presentation will be webcast live over the internet and can be accessed under the Investor Relations section of the Company’s website at www.tillys.com.

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging and proprietary brands rooted in an active and outdoor lifestyle. Tillys is headquartered in Irvine, California and currently operates 240 total stores, including one RSQ-branded pop-up store, across 33 states and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store net sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future impacts of legal settlements, future inventory levels, future capital expenditures, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our most recent Form 10-K and any subsequent reports filed with the SEC.

Investor Relations Contact:
Michael L. Henry
Executive Vice President, Chief Financial Officer
949-609-5599 x.17000
irelations@tillys.com

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